CBRE Investment Management

# Code of Ethics

## I. ABOUT THIS CODE OF ETHICS

CBRE Investment Management Listed Real Assets LLC (the "Firm" or "we") has adopted this Code of Ethics ("Code") to clearly state how we prevent personal conflicts of interest and personal conduct from impacting our clients.

This Code applies to you if you are an employee, officer, or director working for the Firm or any of its subsidiaries.
Independent Contractors are subject to the general principles of this Code even when they are not subject to the Firm's supervision and control. Depending on the independent contractors' scope of engagement and access, the Chief Compliance Officer ("CCO") may deem that it is necessary for the independent contractors to be subject to the Firm's Code. As our representative, it is understood that you will act with integrity and good faith.

Part of fulfilling these duties is ensuring that personal interests and conduct which might conflict – or appear to conflict – with the interests of clients are disclosed and controlled. The controls we have put in place to address these potential conflicts are summarized in this Code.

Specifically, this Code outlines the:

- general principles of how we conduct business,
- conditions we apply to your personal trading,
- principles of our professional conduct, and
- conditions of your activities outside and apart from the Firm.

Lastly, but no less importantly, our Code satisfies the regulatory requirements of the Investment Advisers Act of 1940 (Rule 204A-1) and the Investment Company Act of 1940 (Rule 17j-1).

You are expected to understand and abide by this Code as a condition of your association with the Firm. This Code is being delivered to you for your reference. Any changes to this Code will also be provided to you. This Code (and any amendments) is available on our internal server, Code of Ethics system, and through the Firm's Compliance department. You will be required to acknowledge receipt and acceptance of this Code upon joining the firm and then on an annual basis.

If you have any questions about any terms used in the Code, please refer to the glossary in the appendix.

**WE ARE FIDUCIARIES FOR OUR CLIENTS.**

We have a duty to act fairly, honestly, and in the best interests of our clients and investors.

# II. OUR BUSINESS PRINCIPLES

## A. Our Principles

In recognition of the trust and confidence placed in us by our clients – and because we believe that our operations should benefit our clients – we expect you to conduct yourself in accordance with the following universally applicable principles:

**The interests of our clients are paramount. You must place client interests before your own.**

**You must avoid actions or activities that bring into question your independence or judgment.**

**You must act with integrity, respect, competence, loyalty, and professionalism.**

As an investment adviser, the Firm is a fiduciary and accordingly must always place the interests of clients above its own business, financial and other interests. More specifically, we and our employees have an affirmative duty to act in the best interests of our clients and to make full and fair disclosure of material facts to such clients. To that end, we and our employees should strive to prevent even the appearance of improper conduct or benefit and to avoid any circumstances that might adversely affect, or appear to affect, our duty of complete loyalty to our clients. The following conditions are extensions of the above principles:

> You must comply with the federal securities laws and other applicable regulations, including those related to professional designations or licenses. You must not knowingly participate, or assist, in any legal or ethical violation of those laws or regulations.
>
> You must not commit any criminal act which could call into question your honesty, trustworthiness, or fitness as a financial professional.
>
> You must not engage in any activity which is manipulative, fraudulent, or deceptive to a client or investor. This principle applies to prospective clients and investors.
>
> You must not mislead any client or investor by making any untrue statement of material fact or by failing to fully and accurately disclose material information.

Furthermore, as an investment adviser, we will deal fairly with all customers, including when we provide investment recommendations and make investment decisions.

## B. CBRE Corporate Values and Standards of Business Conduct

As part of CBRE Group ("CBRE"), we share the same corporate values. The CBRE corporate values are the foundation on which the company is built and summarize how we must conduct our daily business activities.

The CBRE corporate values are the **RISE Values**:

| Respect | Integrity | Service | Excellence |
| --- | --- | --- | --- |
| We act with consideration for others' ideas and share information openly to inspire trust and encourage collaboration. | No one individual, no one deal, and no one client is bigger than our commitment to our company and what we stand for. | We approach our clients' challenges with enthusiasm and diligence, building long-term relationships by connecting the right people, capital, and opportunities. | We focus relentlessly on creating winning outcomes for our clients, employees, and shareholders. |

The CBRE Standards of Business Conduct ("SOBC") reflect CBRE's culture and values and explains the necessary principles that guide our ethical and legal obligations while representing CBRE. The CBRE SOBC guides your actions and interactions with everyone you work with – clients, competitors, investors, business partners, vendors, governments, and your fellow employees.

The CBRE SOBC is available to you through the CBRE corporate intranet.

## C. Violations of The Code

As stated before, you are expected to understand and abide by this Code as a condition of your association with the Firm.

Violations of this Code are taken seriously. If you become aware of any violation of this Code (including one involving yourself), you are required to promptly report it to the CCO.

If your job involves supervising other employees, you should exercise reasonable supervision over those subordinate employees to prevent any violation of applicable laws, regulations, our Compliance Manual, or this Code by those employees.

Violations reported or identified will be reviewed by the Compliance department and reported to the appropriate level of management or governance committee (including the Firm's Management Committee or Risk & Control Committee), either in detail or in summary.

Additionally, a violation may be reported to CBRE global compliance, as well as certain clients (such as registered investment companies). The Chief Compliance Officer will approve a resolution for the situation and, if necessary, any sanctions.

If you are aware of any violation of this code, you must promptly report it to the CCO.

Sanctions for violations of this Code may vary depending on the facts and circumstances.

A guide for sanctions is below:

| Frequency of Violation | Standard Sanction | Exceptional Sanction |
|---|---|---|
| 1ST VIOLATION | Re-training on the policy. | Financial Penalty (fine, "give up", non-reimbursement)<br>Other (including Termination if necessary) |
| 2ND VIOLATION | Written notification to employee and manager. | |
| 3RD VIOLATION | One quarter freeze on the relevant activity. | |

| Conduct Area | Types of Standard Violations | Types of Exceptional Violations |
|---|---|---|
| PERSONAL TRADING | Failure to Pre-Clear<br>Short-Term Trading for Profit<br>Short Sale<br>30-Day Holding Period | Purchase on Restricted List |
| CODE OF ETHICS REPORTING | Late Reporting | No Report / Refusal to Certify |
| GIFTS & ENTERTAINMENT | Over Limits | Failure to Pre-Approve<br>Government Official<br>Bad / Poor Taste |
| POLITICAL CONTRIBUTIONS | Failure to Pre-Clear<br>Failure to Report | Over the Limit<br>Donation to Client / Prospect |
| OUTSIDE BUSINESS ACTIVITIES | Failure to Report | Conflict with Client or Firm |

If the violation is intentional or harms a client or conflicts with a client's interest, it will be considered an exceptional violation, regardless of any prior incidence.

Policies not outlined above would be treated as relevant and applicable under this framework. The CCO may waive or impose additional sanctions depending on the facts and circumstances of the violations.

For the purpose of tracking recidivism, violations are counted and tracked by type of violation.

> *For example, a failure to pre-clear a personal transaction and the filing of code of ethics report late would each be treated as individual first-time events. However, a second failure to pre-clear would be treated as second incidence and follow the 2nd Violation Standard Sanction.*

The counting is tracked on a rolling 12-month period and resets to zero after 12 months of no subsequent incidents.

# III. PERSONAL TRADING

As an investment adviser, we impose certain conditions on your personal investing activities. Specifically, we:

prohibit certain investments,
require pre-clearance on permitted investments,
require minimum holding periods on certain investments, and
require periodic reporting of investments, transactions, and accounts.

If you are associated with a subsidiary, you are also required to follow the local personal trading policies in addition to the requirements of this Code.

For U.S. regulatory purposes, each employee, officer, director, or independent contractor (when determined by the CCO) working for the Firm or any of its subsidiaries are designated as an *Access Person* unless specifically exempted by the CCO.

## OVERVIEW OF PERSONAL TRADING LIMITS AND REQUIREMENTS

### PROHIBITED INVESTMENTS

- ***Real Asset Securities*** - Real Estate or Infrastructure Securities - in the Investable Universe for Clients (including certain ETFs)
- Direct investments in CBRE Group issued securities

### RESTRICTIONS ON TRANSACTIONS

- No excessive or inappropriate trading
- No short-term trading for profit
- No trading in advised Closed-End Funds during Black-Out Periods
- No short sales

### PRE-APPROVAL REQUIRED FOR INVESTMENTS

- All investments in permitted securities
- IPOs
- Private Placements (such as Private Equity, Venture Capital, and Hedge Funds)
- Interests in *Commercial Real Estate*

### 30-DAY MINIMUM INVESTMENT PERIOD

- Advised or sub-advised Funds
- CBRE Stock Fund in the Firm's 401k Plan

### REPORTING INVESTMENTS

- Initial and Annual disclosure of personal accounts and investments
- Initial and Annual disclosure of commercial real estate holdings
- Quarterly disclosure of new accounts and transactions

## A. Prohibition on Personal Trading in Real Asset Securities

You cannot invest in any listed real estate, infrastructure, or MLP security (collectively "*real asset securities*") which would be eligible for client accounts. This means you may not own, buy, sell, short, or otherwise trade in *real asset securities* (including any derivatives linked to these securities).

We will provide a list of the *real asset securities* (the "investable universe") for your reference. This list will be updated periodically and will be available through the automated code of ethics system. You should refer to this list before making any personal investment to confirm that the security is not on this list. <u>Any securities on the published list are prohibited.</u>

Additionally, you cannot directly invest in any public securities issued by CBRE. However, you are permitted to invest in the CBRE Stock Fund, which invests in Class A common stock of CBRE, in the CBRE 401k plan. Investments in the CBRE Stock Fund are subject to the 30-day minimum *holding period* described in Section III.F.2. (below). If you wish to invest in any private investment funds offered or sponsored through CBRE, you must comply with the co-investment guidelines in the CBRE Investment Management *Investment Management Policies and Procedures Guide* and receive approval from the Firm's Compliance before investing. Please see the Chief Compliance Officer for more information.

## B. Types of Investments Covered by this Code

### 1. Securities

The trading restrictions and reporting requirement of this Code apply to your investments in *securities*.

*Securities* are:

- Stocks
- Bonds
- Exchange Traded Funds
- Exchange Traded Notes
- Closed-End Funds
- Derivatives (such as options, futures, forwards)
- Privately Offered Investments (such as hedge funds and private equity funds)
- Mutual Funds advised or sub-advised by the Firm
- CBRE Stock Fund

To be clear, "mutual funds advised or sub-advised by the Firm" is any mutual fund which is our client, either directly or indirectly. These are funds where you may have access to portfolio or trading information through the Firm.

*Securities* are <u>not</u>:

- Money market funds
- U.S. government securities or agencies
- Banker's acceptances
- Bank certificates of deposit
- Commercial paper
- Mutual funds <u>NOT</u> advised or sub-advised by the Firm
- Cryptocurrencies that are NOT part of an initial coin offering ("ICO")

To clarify, any mutual fund which is not our client (i.e., not advised or sub-advised the Firm) is not a *security*.

### 2. Cryptocurrencies

Any employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering ("ICO"), should consult with the Chief Compliance Officer as to whether such coins or tokens would be considered *securities* for purposes of this Code. If the Chief Compliance Officer determines, based on the structure of the ICO and relevant regulatory guidance, that such coins or tokens should be considered *securities*, and thus reportable. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed *securities* under this Code.

### 3. Interests in Commercial Real Estate

*Commercial Real Estate* is any land or building suitable for office, commercial, industrial, retail, hotel, and/or multi-family housing (consisting of more than four (4) units). Personal residences, vacation homes, and multi-family housing (consisting of four (4) units or less) are not considered *Commercial Real Estate*.

An interest in *Commercial Real Estate* includes the property itself, as well as any debt or equity securities of an entity engaged in investing, owning, or transacting in *Commercial Real Estate*. An interest also includes both direct and indirect interests.

The CBRE policy addressing personal ownership in *Commercial Real Estate* is detailed in the CBRE Policies and Procedures Manual.

## C. Types of Accounts Covered by this Code

You cannot invest in any listed real estate, infrastructure, or MLP security (collectively "*real asset securities*") which would be eligible for client accounts. This means you may not own, buy, sell, short, or otherwise trade in *real asset securities* (including any derivatives linked to these securities).

The trading restrictions and reporting requirements of this Code apply to your *securities accounts*. Your *securities account* is any account through which you can buy, sell, or hold *securities*. Depending on the investment options for the account, a *securities account* could include:

- Personal brokerage accounts, including HSA accounts that allow investment in securities
- Trust accounts
- Retirement accounts (personal and employer sponsored), including Fidelity BrokerageLink accounts offered through CBRE's 401k plan
- Education savings accounts (such as Section 529 Plan account)

This Code applies to the *securities accounts* where you have a financial interest or control. You are considered to have a financial interest or control over accounts where a named account owner is:

- You
- Your spouse
- Your child living at home
- A dependent family member sharing your household
- Anyone who has given you discretion over their investments

### Recommended Brokers

As further noted in Section III.G., below, we strongly encourage you to maintain your *securities accounts* at one of the several recommended brokers to ensure efficient and accurate reporting. The Compliance department maintains a current list of recommended brokers.

### Your Discretion Over Someone Else's Account

If someone has authorized you to make investment decisions on her / his behalf, then her / his *securities accounts* would be considered your *securities accounts* according to this Code. For example, if your neighbor has given you the authority to make investments on her behalf in an investment account, then your neighbor's investment account is considered your *securities account*. You are considered a *beneficial owner* of these accounts for the purpose of this Code.

### Your Account Managed by Someone Else on a Discretionary Basis

If you have an account managed on your behalf by someone else (like a financial adviser) on a discretionary basis (without needing your approval for each transaction), then the account is considered your *securities account* according to this Code. However, these *discretionary securities accounts* are subject to certain exemptions in relation to the pre-clearance and transaction limits. You are considered a *beneficial owner* of these accounts for the purpose of this Code.

### 1. Disclosing Your Securities Accounts

You must disclose the existence of all of your *securities accounts*, including those managed by another person, such as a financial adviser (*discretionary securities accounts*). You are required to provide a list of all of your *securities accounts* when you join us. Any time you open a new *securities account*, you are required to report the new account at that time. Annually, you will be asked to provide an updated list of all of your *securities accounts*.

### 2. Arranging for Duplicate Statements

The Compliance department will arrange to have duplicate account statements for your *securities accounts* (including *discretionary securities accounts*) sent directly to us. These account statements will be delivered either in paper form to a secure post office box, off-site from our office, or in electronic format to our code of ethics system. Only authorized personnel will have access to your statement information. The Compliance department may require your consent to arrange for the duplicate statements.

## D. Pre-Clearance Requirements

### 1. Personal Transactions in Permitted Securities

All employees must obtain pre-clearance approval for personal transactions in *securities*. Pre-clearance will be administered either through an automated code of ethics system or directly by the Compliance department. Pre-clearance will be valid for only the requested day; if a transaction is not completed on the day for which it received pre-clearance, a separate pre-clearance request must be made.

There are <u>four exceptions</u> to the pre-clearance requirement.

- Transactions in the CBRE 401k, including in CBRE Stock Fund. This exception does *not* apply to Fidelity BrokerageLink accounts offered through CBRE's 401k plan
- Transactions pursuant to an automated investment program,
- Transactions resulting from dividend reinvestments or corporate actions, and
- Transactions executed by a financial adviser or independent money manager on a discretionary basis in a *discretionary securities account*.

### 2. Initial Public Offerings (IPO)

You must get pre-clearance approval from the Compliance department before you invest in any IPO. Pre-clearance for IPOs is valid until the time of transaction (unless revoked by Compliance).
For purpose of this section, Initial Coin Offerings (ICOs) will also be considered IPOs.

### 3. Private Offerings

You must get pre-clearance approval from the Compliance department before you invest in any private offering (such as a hedge fund or private equity fund); this applies to any private fund organized or sponsored by us or third parties. Pre-clearance for private offerings is valid until the time of the transaction (unless revoked by Compliance).

### 4. Commercial Real Estate

You must get pre-clearance approval from the Compliance department before you engage in any transaction involving *commercial real estate*. At this time, the Compliance department will review with you the conditions of the CBRE policy on personal ownership of real estate. Pre-clearance for investments in *commercial real estate* are valid until the time of the transaction (unless revoked by Compliance).

## E. Restrictions on Transactions

### 1. Short-Term Trading for Profit

You are prohibited from profiting from the purchase and sale (or the sale and purchase) of the same security within 30 calendar days (defined as "short-term trading").

The 30 calendar days period for short-term trading is calculated using LIFO (last-in-first-out) basis. Therefore, there must be at least 30 days between the most recent purchase and sale (or sale and purchase) of the same security.

This restriction applies to short-term trading for a profit (a gain). Therefore, transactions that would result in a loss are not subject to the 30-day period.

Any profits realized from short-term trading may be subject to disgorgement, as per an exceptional sanction under Section II.C. of this Code.

### 2. No Excessive Trading

Excessive or inappropriate trading is prohibited. Excessive or inappropriate trading compromises our ability to fulfill our business principles to the best of our ability – that is, *placing client interests before our own; avoiding activities that bring into question our independence or judgment; and acting with integrity, respect, competence, loyalty, and professionalism.*

From time to time, our Management Committee may issue specific guidance on what constitutes excessive or inappropriate trading.

This restriction on excessive trading does not apply to transactions executed on a discretionary basis by a financial adviser or independent money manager in a *discretionary securities account*.
The Compliance department monitors all employee transactions and provides statistics regarding the volume and nature of employee transactions. A pattern of excessive or inappropriate trading may be considered a violation of this Code and sanctioned accordingly.

### 3. No Short Sales

You cannot engage in short sales in your *securities accounts*. This short sale restriction does not apply to transactions executed on a discretionary basis by a financial adviser or independent money manager in a *discretionary securities account*.

## F. Black-Out and Holding Periods

### 1. Closed-End Fund

On occasion, we will notify you that you are prohibited from purchasing or selling any shares in the CBRE Global Real Estate Income Fund (NYSE ticker: IGR). This type of prohibition is often related to a pending board meeting or public announcement. This is considered a *black-out period*. A *black-out period* may be announced without prior warning and may continue for any length of time. We may also issue *black-out period* for other funds where we are the adviser or sub-adviser.

When you decide to buy or sell shares of IGR, you must maintain that position for a minimum of 30 days. For example:

If you buy shares today, you cannot sell shares for the next 30 days.
If you sell shares today, you cannot buy shares for the next 30 days.

This minimum time period between buying and selling (or selling and buying) is the *holding period*.

If you are an officer or director of IGR, your *holding period* is 180 days. However, there may be exceptions within the regulations; consult with the Chief Compliance Officer for further information.

### 2. CBREIM Listed Real Assets Managed Mutual Funds and CBRE Stock Fund

There is a 30-day minimum *holding period* for your investments in mutual funds where we are the adviser or sub-adviser. This *holding period* applies to the mutual funds which are considered *securities*; that is, any mutual fund which is our client. Additionally, this *holding period* applies to the CBRE Stock Fund within the Firm's 401k.

If you buy shares today, you cannot sell (redeem) shares for the next 30 days.
If you sell shares today, you cannot buy shares for the next 30 days.

The 30-day minimum *holding period* applies to your transactions in your CBRE 401k and any similar *securities account*. The Compliance department reserves the right to grant an exemption to the *holding period* in your 401k in certain situations.

## G. Reporting Personal Securities Holdings and Transactions

You are required to submit reports of your personal *securities* holdings and transactions to the Compliance department. Specifically, you are required to disclose your:

*securities accounts*
*securities* holdings
*securities* transactions

These reports will be treated as confidential.

If you are an officer or director of IGR or other relevant funds, you must report every personal trade in shares of IGR or other relevant funds <u>immediately</u>. The U.S. Securities and Exchange Commission (SEC) requires prompt notice of any such transactions. These reports are filed with the SEC and will be publicly available.

### 1. Disclosing Your Securities Accounts

As discussed in Section III.C. (above), you must disclose the existence of all of your *securities accounts*. You are required to list all of your *securities accounts* when you join the Firm (including *discretionary securities accounts* managed by another person, such as a financial adviser). Any time you open a new *securities accounts*, you are required to report the new account. Quarterly, you will be asked if you opened any new *securities accounts*. Annually, you will be asked to provide an updated list of all of your *securities accounts*.

We strongly encourage you to maintain your *securities accounts* at one of the several recommended brokers, as maintained by the Compliance department. By maintaining your *securities accounts* at a recommended broker, it will ensure efficient and accurate reporting. If you do not maintain your *securities accounts* at a recommended broker, you will assume more responsibility for the accurate and timely manual reporting of your holdings and transactions. The Compliance department reserves the right to impose certain restrictions or limitations on your personal investments if your *securities accounts* cannot be adequately monitored.

### 2. Initial and Annual Holdings Reports

When you join the firm, you will have an orientation meeting with a member of the Compliance department. At that time, you will be provided with access to the Initial Holdings Report. The report will ask you to disclose all of your *securities* holdings and *securities accounts*. Within 10 days of this orientation, you must submit the completed report to the Compliance department.

At this time, the Compliance department will work with you to arrange for duplicate account statements (or a data feed) for your *securities accounts* to be automatically delivered to the Compliance department.

Each year, you will be asked to report all of your personal *securities* holdings. This report will require specific information, such number of units, market price, and account information. You must complete this report even if you do not hold any *securities* or have any *securities accounts*.

### 3. Quarterly Transaction Reports

Each quarter, you will be asked to report and/or confirm all of your transactions (such as purchases and sales) in *securities*. This report will require specific information, such as number of units, execution price, and broker. You must complete this report even if you did not have any transactions during the quarter.

## H. Reporting Commercial Real Estate Transactions

You are required to submit reports of your personal investments in *commercial real estate* to the Compliance department. Specifically, you are required to disclose your:

interests in *commercial real estate*
transactions in *commercial real estate*

### 1. Interests in Commercial Real Estate

If you are a new employee, you will be provided with access to the Initial *Commercial Real Estate* Report at your orientation. The report will ask you to disclose all of your interests in *commercial real estate*. Within 10 days of this orientation, you must submit the completed report to the Compliance department.
Each year, you will be asked to report all of your interests in *commercial real estate*. You must complete this report even if you do not hold any interests in *commercial real estate*.

### 2. Pre-Approval

You must get pre-clearance approval from the Chief Compliance Officer before you engage in any transaction involving an interest in *commercial real estate*. At this time, the Chief Compliance Officer will review with you the conditions of the CBRE policy on personal ownership of real estate.

### 3. Quarterly Transaction Reports

Each quarter, you will be asked to report all of your transactions (such as purchases and sales) of interests in *commercial real estate*. You must complete this report even if you did not have any transactions during the quarter.

# IV. GENERAL STANDARDS OF PROFESSIONAL CONDUCT

In addition to our general principles and the guidelines for your personal investments, you must follow our general standards of professional conduct. These standards are generally based in regulation and expected best practices within our industry.

Specifically, the general standards of professional conduct relate to your conduct involving:

- the use and communication of *material non-public information* (also referred to as "inside information"),
- your receipt or offering of *gifts* and *entertainment*,
- your political contributions,
- preserving the confidential information and the privacy of our clients,
- providing investment advice to our clients, and
- fairness in your communications with our clients, investors, prospects, and general public.

## A. Material Non-Public Information (Inside Information)

You are subject to the laws and regulations relating to the use and communication of *material non-public information*. Some of these laws are criminal and have very severe penalties for violations.

You must follow the Policies and Procedures to Prevent the Misuse of Material Non-Public Information contained in our Compliance Manual. The summary in this Code is intended for a quick reference.

If you come in contact with *material non-public information*, you:

**CANNOT TRADE** any security related to the information. *This prohibition extends to your personal account, the accounts of your family and friends, and our clients.*

**CANNOT COMMUNICATE** or otherwise transmit the material non-public information to anyone else, including any person internally, any affiliates, or any outside party.

**MUST REPORT** the situation to the Compliance department immediately.

*Material non-public information* relates to public companies, closed-end funds advised by the Firm, mutual funds advised / sub-advised by the Firm, and CBRE-related securities to cite a few examples.
The definition of *material non-public information* is contained in the glossary of this Code.

A more detailed discussion of this topic (including examples) is contained in our Policies and Procedures to Prevent the Misuse of Material Non-Public Information, which is in our Compliance Manual.

## B. Gifts, Entertainment, and Client Contributions

Offering or receiving business *gifts* and *entertainment* is a customary way to strengthen business relationships. With certain restrictions, offering and receiving *gifts* and *entertainment* can be an acceptable and lawful business practice.

You must follow the Gift, Entertainment, and Client Contribution policy contained in our Compliance Manual. The summary in this Code is intended for a quick reference.

The overriding principle of our policy is that *gifts*, *entertainment*, or *client contributions* should not be offered, accepted, or solicited if it creates the impression that we are trying to induce someone or if it appears that the Firm will be under an obligation.

You cannot offer or accept any *gift*, *entertainment*, or *client contribution* if:

- it could be perceived as a bribe.
- it is dishonest, illegal, or misleading.
- the recipient appears to be under an obligation.
- you would violate the Gift, Entertainment, and Client Contribution policy.

*Gifts* and *entertainment* should not involve activities, products, or venues which could be considered embarrassing or in "bad taste."

Any *gift* or *entertainment* you accept or offer must be reasonable in cost, quantity, and frequency. The specific limits on the value, amount, and frequency of *gifts* and *entertainment* are detailed in the Gift, Entertainment, and Client Contribution policy in the Compliance Manual. You must familiarize yourself and comply with these limits.

## C. Personal Political Contributions

You cannot use political contributions or other payments to *government officials* with the intent to influence decisions to select or retain the Firm as an investment adviser for state or local government entities. The practice of using political contributions to influence the solicitation of advisory services for government entities is considered "pay-to-play" and is prohibited under the Investment Advisers Act of 1940. You must follow the Policy on Political Contributions contained in our Compliance Manual. The summary in this Code is intended for a quick reference.

You must get prior approval from the Chief Compliance Officer before making any political contribution. Even with approval, you will be limited in the amount of your contribution. You must also report any political contributions, including those made to a political party or a political action committee.

If you wish to become involved with a political party or a political action committee, you must notify the Chief Compliance Officer before engaging in the activity. However, you cannot coordinate or solicit contributions for a political action committee.

## D. Anti-Bribery and Anti-Corruption

Bribery in any form is unacceptable. Payments, or any promise of a payment, to a *government official* or entity, a commercial entity, or individual intended to influence any act or decision of such person or organization are illegal and not tolerated. The Anti-Bribery and Anti-Corruption Policies and Procedures contained in our Compliance Manual prohibit bribes, kickbacks, facilitating or grease payments, cash advances.
The policy also requires pre-approval from the Chief Compliance Officer, the Chief Financial Officer, and the President for any payments (including travel, meals, *gifts*, and *entertainment*) to *government officials*.

It is important for you to realize that the representatives for a client which is a municipal, state, or national government or agency (including the pension plan) could be considered *government officials*.

## E. Confidential Information and Privacy

We are professionals and provide investment services to professional clients and investors.

You must preserve the confidentiality of information provided to us by any client concerning matters within the scope of our relationship. You must only use this information to provide service to the client or investor. You can only disclose confidential client / investor information in accordance with our privacy policy, as described in our Privacy Notice to clients and investors.

In addition to information related to clients and investors, the information generated and utilized by the Firm is considered confidential, proprietary information. You cannot use or communicate this information beyond the activities needed to fulfill your job duties.

You cannot make a transaction – or direct someone else to make a transaction – in an investment based on advanced knowledge of a research report to be published by the Firm, CBRE, or any CBRE affiliate or based on the advance knowledge of a client transaction.

## F. CFA Institute Code of Ethics and Standards of Professional Conduct

We are a firm of diverse professional competencies and backgrounds. Our management and investment personnel are members of the CFA Institute. Therefore, we abide by the CFA Institute Code of Ethics and Standards of Professional Conduct (CFA Code and CFA Standards). Even if you are not a member of the CFA Institute, you are expected to follow the CFA Code and CFA Standards where it applies to your activities.

The full CFA Code and CFA Standards are included as an appendix within our Compliance Manual and they are also available on the CFA Institute's public website (*www.cfainstitute.org*).

## G. Fairness in Communications

### 1. Misrepresenting Services of Guaranteeing Performance

You must not make any statements, orally or in writing, to any clients, investors, prospective clients or investors, or the general public which are false or misleading. Any marketing materials must be generated and distributed in accordance with our Marketing and Advertising Policies and Procedures, contained in our Compliance Manual.

Further, you must not misrepresent:

- The services that you or we are capable of performing for a client or investor,
- Your qualifications or our qualifications, and/or
- The expected performance of any investment.

Investment personnel and the Firm may make reasonable estimations of future earnings, funds from operations, dividends, and other items if the statistics are clearly labeled as estimates or projections and are based on reasonable information.

### 2. Presenting Performance Returns

You must not make any statements, orally or in writing, which misrepresent the investment performance that you, the firm, or any client has accomplished or can reasonably be expected to achieve.

You must follow our policies and procedures to generate and disseminate marketing materials contained in our Compliance Manual prior to communicating any materials to client or prospective client.

As a firm, we comply with the Global Investment Performance Standards (GIPS®). If you communicate any performance information to any outside party, you must make every reasonable effort to ensure that the performance information is a fair, accurate, and a complete presentation of such performance.

# V. OTHER POTENTIAL CONFLICTS OF INTEREST

It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that your actions or decisions will be affected because of actual or potential differences between your own personal interests and the interests of the Firm, our affiliates, or our clients.

A conflict of interest does not have anything to do with your motivations or integrity. Rather, an activity is a conflict of interest if it creates the perception of conflicting loyalties or could potentially result in conflicting loyalties.

A particular activity or situation may be considered a conflict of interest even though it does not result in any financial loss to the Firm, our clients, or our affiliates. In fact, the activity or situation may not even result in any gain to you or the Firm.

> **You must disclose all situations and relationships which could reasonably be perceived to interfere with your duty to the Firm, or with your ability to provide unbiased service to our clients and investors.**
>
> **You will be required to identify all relevant relationships and situations initially upon joining the firm and update this list each year.**
>
> **If necessary, we may restrict some of your activities as result of a conflict of interest, up to and including requiring you to cease the relationship or situation.**

You may also be subject to disclosure requirements related to conflicts of interest imposed by laws, regulations, or outside professional organizations governing your activities.

If you are a member of the investment team, you must disclose any material conflict of interest relating to your recommendations or investment actions. This is particularly important if you have any material personal [redacted]

### 1. Loyalty

You cannot engage in other employment or business activities, including personal investments, which interfere with your duties to the Firm, divide your loyalty to the Firm, or create the appearance of a conflict of interest.

You and members of your immediate family cannot engage in any transaction which involves the Firm if you or the member of your family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through your normal compensation). There may be exceptions specifically permitted by management which would be authorized in writing.

If you receive any business or investment opportunity as a result of your association with the Firm where we or our clients might reasonably be expected to participate or have an interest, you must disclose this opportunity and the relevant facts to the Compliance department and receive approval before proceeding.

### 2. Outside Activities

If you wish to participate in any outside activity where you are compensated or receive some other benefit, privilege, or subsidy you must notify the Compliance department. Outside activities include arrangements where you are a / an:

Employee or Contractor,
Officer, Director, or Trustee, or
Partner or Owner.

Outside activities include enterprises and organizations that are not investment related, are charitable, civic, religious, fraternal, tax-exempt, or for-profit. Management reserves the right to prohibit certain outside activities or require pre-approval (such as outside activities for public companies or companies in the real asset universe).

You should not engage in any outside activity that could cause embarrassment to or jeopardize the interests of the Firm. Outside activities should not interfere with our operations, or adversely affect your productivity or the productivity of other employees.

## B. Outside Affiliations

### 1. Affiliations with Clients, Service Providers, or Real Asset Companies

Another outside affiliation which can create the perception of a conflict of interest is if you have a personal relationship with someone associated with a client or investor, service provider or vendor, a consulting firm evaluating our advisory business, or a real asset company in our "investable universe." In some circumstances, this could create a divided loyalty or the appearance of one.

To assist us in monitoring such potential conflicts of interest, you must notify the Compliance department if any family member has a relationship with a client, an investor, service provider or vendor, a consulting firm evaluating our advisory business, or a real asset company which is in our "investable universe" where your family member is:

Employee or Contractor,
Officer, Director, or Trustee, or
Partner or Owner.

# VI. RECORDKEEPING

We will maintain books and records related to this Code as set forth below. These records will be maintained in accordance with Rule 204-2 and Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. The records will be maintained in an accessible location and will be available for examination by representatives of the SEC and other regulatory agencies with appropriate jurisdiction.

A copy of this Code (and any other code adopted by the Firm), which was in place at any time within the past five years.

A record of any Code violation and any sanctions imposed will be preserved for a period of at least five years following the end of the fiscal year in which the violation occurred.

A copy of each Quarterly Transaction Report, Initial Holdings Report, Annual Holdings Report and account statements and duplicate confirmations submitted under this Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made. These records will be maintained in a confidential and secure place.

A record of all *Access Persons*, both current and those within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports.

A record of each *Access Person's* written acknowledgement that each had received and understood this Code. Furthermore, the acknowledgement forms will be kept for five years after the individual ceases to be a supervised person.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

A copy of each annual report of issues arising under this Code will be maintained for at least five years from the end of the fiscal year in which it is made.

# VII. GLOSSARY

The definitions and terms used in this Code are intended to mean the same as they do under the Investment Advisers Act of 1940 and other federal securities laws. If a definition in this glossary conflicts with the definition in the Investment Advisers Act or 1940 or other federal securities law, or if a term in this Code is not defined, you should follow the definitions and meanings in the regulations.

| Term | Definition |
|---|---|
| ACCESS PERSON | Any officer or advisory representative of CBREIM Listed Real Assets. Any employee of the Firm who makes, participates in, or obtains information regarding client transactions. Any natural person in a control relationship to the clients. |
| ANYTHING OF VALUE | Anything that provides a benefit to the recipient, including, but not limited to: cash or cash equivalents; the purchase of property or services at inflated or discounted prices; extravagant entertainment; cars; jewelry; home improvements; intangible benefits; travel; and/or stocks. |
| BENEFICIAL OWNER | Any person who – directly or indirectly through any contract, arrangement, understanding, relationship or otherwise – has (or shares in) any direct or indirect financial interest in a security.<br><br>You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect ownership interest.<br><br>In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power. |
| BLACK-OUT | A temporary restriction from buying or selling a particular security. |
| COMMERCIAL REAL ESTATE | Any land or building suitable for office, commercial, industrial, retail, hotel, and/or multi-family housing (consisting of more than four (4) units).<br><br>Personal residences, vacation homes, and multi-family housing (consisting of four (4) units or less) are **not** considered commercial real estate. |
| DISCRETIONARY SECURITIES ACCOUNT | A securities account managed on your behalf by someone else (like a financial adviser) on a discretionary basis (without needing your approval for each transaction). You are considered a beneficial owner of a discretionary securities account for the purpose of this Code.<br><br>Discretionary securities accounts are exempt from:<br><br>pre-clearance approval for transactions in securities,<br>the maximum limit of transactions executed per calendar month, and<br>the prohibition on short sales. |
| EXCESSIVE OR INAPPROPRIATE TRADING | Excessive or inappropriate trading compromises our ability to fulfill our business principles to the best of our ability. From time to time, our Management Committee may issue specific guidance on what constitutes excessive or inappropriate trading. |

| Term | Definition |
|---|---|
| | An example of excessive trading could be an average of more than 1 trade per day during a month.<br><br>An example of inappropriate trading could be trading to benefit from manipulative practices occurring on social media. |
| ENTERTAINMENT | Any benefit, where the donor is present , provided to you or your related person by an external (non-CBRE) person or provided by you to an external (non-CBRE) person in the form of:<br><br>Meals, drinks, visits to theatres, other venues, etc.;<br>Tickets to events (e.g., invitations to concerts, exhibitions, sporting events); or<br>Personal events at discounted rates (e.g., travel or accommodation arrangements, etc.).<br><br>Entertainment does not include meals during business hours with external persons at restaurants near the Firm's office.<br><br>Entertainment does not include activities provided or received by you to or from other CBRE entities or their employees. |
| GIFT | Any benefit (both monetary and non-monetary) other than Entertainment provided to you or your related person by an external (non-CBRE) person or provided by you to an external (non-CBRE) person. Benefits expressly include all kinds of services and the procurement of goods at a price below market value.<br><br>Gifts do not include any item that:<br><br>Is one of a number of identical items that are widely distributed (e.g., pens, desk sets, promotional materials, items marked with a corporate logo, etc.) the value of which does not exceed $75; or<br>Is covered by the definition of "Entertainment."<br><br>Gift does not include items provided by CBRE entities or employees to other CBRE entities or employees. |
| GOVERNMENT OFFICIAL | Means:<br>Any officer or employee of a government;<br>Any officer or employee of any organ or instrumentality of the government;<br>Any person acting in an official capacity for or on behalf of any government or its instrumentality;<br>Officers or employees of state-owned companies or controlled commercial enterprises (even if a company is not wholly owned by the state, it may be considered an "instrumentality" of a government if the government exercises substantial control over it or if it performs a government function);<br>Any officer or employee of a public international organization; and<br>Political parties, their officials, and candidates for public office. |
| HOLDING PERIOD | A minimum period of time you must wait between opposite transactions in the same security. That is, a minimum number of days between the last purchase and first sale of a security or between the last sale and the first purchase of a security. |

| Term | Definition |
|---|---|
| INTEREST IN COMMERCIAL REAL ESTATE | Includes the property itself, as well as any debt or equity securities of an entity engaged in investing, owning, or transacting in Commercial Real Estate. An interest also includes direct and indirect interests. |
| MATERIAL NON-PUBLIC INFORMATION | Any information about a public company, security, or portfolio which has not been generally disclosed to the public or the marketplace, and the dissemination of this information would be considered important by reasonable investors in determining whether to trade the company's securities. Material non-public information is often referred to as "inside information."<br><br>Generally, information is "material" if a reasonable investor would consider the information important in making an investment decision. Information is also "material" if it is reasonably certain to have a significant effect on the price of the security.<br><br>Information is considered "non-public" unless it has been communicated to the general public or the marketplace. Information is "public" if it appears in a public filing, a press release, or publication.<br><br>The specificity of the information, as well as the extent of its difference from public information, its nature, and its reliability, may be important factors in determining if the information is "material" and "non-public." |
| SECURITIES | Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any, security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.<br><br>"Securities" does not include direct obligations of the U.S. Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, or high-quality short-term debt instruments, including repurchase agreements. |
| SECURITIES ACCOUNT | Any account which can buy, sell, or hold securities. |

END OF CODE